Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Aikido Pharma, Inc. (the “Company”) on Form S-8 (File No. 333-210627, File No. 333-197429, File No. 333-187811, and File No. 333-185524), Form S-3 ( File No. 333-238172) and Form S-1 ( File No. 333-236199), of our report dated March 28, 2022 with respect to our audit of the consolidated financial statements of Aikido Pharma, Inc. as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Aikido Pharma, Inc. for the year ended December 31, 2021.

/s/ WithumSmith+Brown, PC

New York, New York

March 28, 2022